                                                                    EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We hereby consent to the inclusion in the prospectus constituting a part of this
Registration  Statement on Form SB-2, of our report dated July 26, 2004,  except for Note 14(g)  which is dated  December  8,  2004,  relating  to the  financial statements of CepTor Corporation as of and for the years ended December 31, 2003 and 2002 and the period from August 11, 1986 (date of inception) to December 31,
2003,  which are  contained in that  prospectus.  We also hereby  consent to the reference to us under the heading "Experts" in such Registration Statement.

Our report  contains an explanatory  paragraph  regarding  CepTor  Corporation's ability to continue as a going concern.

/s/ WithumSmith+Brown, P.C.
---------------------------

WithumSmith+Brown, P.C.
New Brunswick, New Jersey
February 11, 2005